FOR IMMEDIATE RELEASE

GSI HOLDINGS CORP., PARENT COMPANY OF THE GSI GROUP, INC.,
AGREES TO BE ACQUIRED BY CENTERBRIDGE PARTNERS, L.P.

ASSUMPTION, IL., June 25, 2007 - The GSI Group, Inc., a leading manufacturer and distributor of agricultural equipment including storage, conditioning, and handling equipment within the grain market, as well as feeding and climate control systems within the protein production markets, announced today that its parent company, GSI Holdings Corp., which is controlled by Charlesbank Capital Partners, has entered into an agreement pursuant to which affiliates of Centerbridge Partners, L.P will acquire a majority stake.  The acquisition is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Act, and is expected to be completed in the third quarter of 2007.  No further terms of the transaction were disclosed.

W. J. Branch, GSI’s Chairman and CEO said, “Our management team is excited at the prospect of partnering with Centerbridge to bring us the strategic and financial resources needed to take our growth to the next level.  We have benefited greatly from the sponsorship of Charlesbank during the past two years, and we are pleased that they will retain a minority stake in the Company following the investment by Centerbridge.”

Steven M. Silver, Centerbridge Senior Managing Director, said, “We are thrilled to make an investment in GSI, a leading company in the attractive grain and protein segments of the agricultural equipment market.  We look forward to partnering with the Company’s management team, led by Bill Branch, and with Charlesbank to expand the business and build upon GSI’s excellent reputation for quality and service.”

About The GSI Group

The GSI Group, Inc. (the Company) is a major worldwide manufacturer of a wide range agricultural equipment. The Company believes that it is the largest global manufacturer of grain storage systems and one of the largest global providers of protein production equipment for swine and poultry producers. The Company markets its agricultural equipment primarily under its GSI®, FFI™, Zimmerman™, AP™, Cumberland® and Agromarau brand names in approximately 75 countries through a network of over 1,000  independent dealers.

About Centerbridge

Centerbridge Partners, L.P., the largest first-time private equity fund ever raised, is a $3.2 billion multi-strategy private investment fund.  The firm is dedicated to partnering with world class management teams to invest across multiple stages of a Company’s life cycle and to employ various strategies to help companies achieve their operating and financial objectives. Centerbridge’s limited partners include many of the world’s most prominent financial institutions, university endowments, pension funds, and charitable trusts.

About Charlesbank

Charlesbank Capital Partners is a middle-market private equity investment firm managing approximately $1.5 billion of capital.  Charlesbank focuses on management-led buyouts and growth capital financings, typically investing $25 million to $75 million per transaction in companies with enterprise values of $50 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantage and excellent prospects for growth. Charlesbank is currently investing through Charlesbank Equity Fund VI, a $900 million fund. For more information, visit www.charlesbank.com.

Forward Looking Language

Certain items in this press release may constitute forward-looking statements made by GSI Group including, but not necessarily limited to, statements relating to our ability to close the acquisition, satisfaction of closing conditions, obtaining consents, and the timing of the closing of the acquisition. Words such as “expect(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. The GSI Group can give no assurance that their expectations will be attained. Factors that could cause actual results to differ materially from The GSI Group’s expectations include, but are not limited to, whether conditions to the closing of the proposed acquisition will not be satisfied and other risks detailed from time to time in the filings that The GSI Group makes with the SEC. Such forward-looking statements speak only as of the date of this press release. The GSI Group expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For further information, contact:

Regarding GSI, please contact:

John Henderson, CFO
(217) 226-5468
john.henderson@thegsigroup.biz

Regarding Centerbridge, please contact:

Steven M. Silver
(212) 672-5000
ssilver@centerbridge.com

Regarding Charlesbank, please contact:

Andrew Janower
(617) 619-5489
ajanower@charlesbank.com

        The GSI Group, Inc.     P.O. Box 20     1004 East Illinois St.     Assumption, IL 62510-0020     Phone 217-226-4421     Fax 217-226-4445